Exhibit 99.1

For Immediate Release

Sean Whelan, CFO

InfuSystem

(248) 291-1210

Investor Contacts:

Asher Dewhurst

Bob East

Westwicke Partners

Infusystem@westwicke.com

Tel: (443) 213-0500

InfuSystem Acquires First Biomedical, Inc.

Madison Heights, Michigan – June 15, 2010—InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), announced today that it has acquired First Biomedical, Inc. for total consideration of $17.2 million. First Biomedical sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. The company also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. Headquartered near Kansas City, with additional facilities in California and Toronto, First Biomedical is a leading provider to alternate site healthcare facilities and hospitals in the United States and Canada.

Sean McDevitt, Chairman and CEO of InfuSystem, said, “The First Biomedical business represents a great strategic fit for InfuSystem, allowing us to expand our offerings to existing customers with the addition of biomedical service and repair, while simultaneously bolstering our growing infusion pump sales efforts within the oncology space and beyond.” Mr. McDevitt added, “First Biomedical has an outstanding reputation within the industry. By combining these two best-in-class operations we are able to continue to grow both businesses even more efficiently.”

Tom Creal, majority owner of First Biomedical and who will continue as President, said, “I’m excited to be joining forces with InfuSystem. InfuSystem’s strong reputation and reach within the oncology market combined with our extensive fleet representing over 70 different makes and models of infusion pumps, as well as our biomedical service and repair expertise, creates a formidable offering for the entire alternate site market.”

For calendar year 2009, First Biomedical generated unaudited revenues of approximately $9.8 million. InfuSystem expects the transaction to be accretive to earnings per share in 2011. The transaction was financed through a combination of cash on hand, a promissory note issued to the seller and InfuSystem’s recently announced new credit facility.

About InfuSystem Holdings, Inc.

InfuSystem is the leading supplier of infusion services to oncologists and other outpatient treatment settings. The Company provides pole mounted and ambulatory pumps, supplies and related clinical, biomedical and billing services to practices and patients, nationwide. The Company’s unique suite of services appeals to practices, patients and payors by improving access to clinically necessary medical equipment, while driving down costs and maximizing clinical outcomes.

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